Exhibit 10.8

February 2, 2022

CHW Acquisition Corporation

2 Manhattanville Road, Suite 403

Purchase, NY 10577

Attn: Jonah Raskas and Mark Grundman

Commitment Letter

$30.0 Million Senior Secured Credit Facility

Ladies and Gentlemen:

You have advised Blue Torch Capital LP (“Blue Torch”, the “Initial Commitment Party”, “we” or “us”) that CHW Acquisition Corporation, a Cayman Islands exempted company that will domesticate as a Delaware corporation prior to the Closing Date (“Holdings” or “you”), intends to acquire all of the outstanding equity interests of Wag Labs, Inc., a Delaware corporation (the “Target” and, together with its direct and indirect subsidiaries, the “Acquired Business”), which acquisition will be effected through a merger of CHW Merger Sub Inc., a Delaware corporation and wholly-owned direct subsidiary of Holdings (“Merger Sub”), with and into the Target, with the Target surviving the merger as a wholly-owned direct subsidiary of Holdings (the “Merger”), pursuant to that certain Business Combination Agreement, dated as of the date hereof (the “Merger Agreement”), by and among Holdings, Merger Sub and the Target. Merger Sub shall be the initial borrower in respect of the Credit Facility (as defined below) and, upon consummation of the Acquisition Transactions (as defined below), the Target shall be the borrower in respect of the Credit Facility (in such capacity, the “Borrower”). Holdings and the Acquired Business are sometimes together referred to herein as the “Companies”, and all references to “Holdings and its subsidiaries” and/or “the Borrower and its subsidiaries” for any period from and after the consummation of the Acquisition Transactions shall include the Acquired Business.

You have also advised us that you intend to consummate the Merger, the refinancing of any existing third party debt for borrowed money of the Acquired Business (other than Permitted Surviving Debt (defined below)) and the termination and release of all liens related thereto (the “Refinancing”), the payment of all fees, costs and expenses related to the Acquisition Transactions (as hereinafter defined) and the ongoing working capital and other general corporate purposes of the Borrower and its subsidiaries after consummation of the Acquisition Transactions by entering into the following transactions:

(a)	the applicable parties to the Merger Agreement will consummate the Domestication (as defined in the Merger Agreement) as contemplated by and in accordance with the terms of the Merger Agreement (the “Domestication”), pursuant to which Holdings shall domesticate as a Delaware corporation;

(b)	certain investors previously identified to Blue Torch will purchase shares of stock issued by the Target and/or Holdings in one or more private placements, in an aggregate amount equal to $16.0 million, as contemplated by and in accordance with the terms of the Merger Agreement (collectively, the “Equity Transactions”);

(c)	Merger Sub will enter into and obtain senior secured financing in the form of a senior secured first lien term loan facility (the “Credit Facility”) in an aggregate principal amount of $30.0 million; and

(d)	the applicable parties will cause the Merger to occur in accordance with the terms of the Merger Agreement, and, upon the consummation of the Merger, the Target will be a wholly-owned direct subsidiary of Holdings and will become the Borrower in respect of the Credit Facility.

The consummation of the Domestication, the Equity Transactions, the Merger, the Refinancing, the entry into and funding of the Credit Facility and the payment of all fees, costs and expenses in connection with the foregoing are hereinafter collectively referred to as the “Acquisition Transactions”. This letter agreement and the summary of terms and conditions attached as Exhibit A hereto and incorporated herein by this reference (the “Term Sheet”) are referred to collectively as the “Commitment Letter”. All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Term Sheet, and all capitalized terms used and not otherwise defined in the Term Sheet shall have the same meanings as specified therefor herein.

1.       Commitments; Titles and Roles.

In connection with the Acquisition Transactions, Blue Torch is pleased to advise you of its commitment to provide the full principal amount of the Credit Facility (in such capacity, the “Initial Lender” and, together with any other financial institution that becomes a lender in respect of the Credit Facility, in accordance with the terms set forth in this Commitment Letter, collectively, the “Lenders”) and its agreement to act as the sole and exclusive administrative and collateral agent for the Credit Facility (in such capacity, the “Agent”), all upon and subject to the terms and conditions set forth in this Commitment Letter. Our fees for our commitment and for services related to the Credit Facility are set forth in a separate fee letter entered into by Holdings and us as of the date hereof (the “Fee Letter”).

Except as provided above, no other agents, co-agents, arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter) will be paid by you to any Lender (as defined below) in order to obtain its commitment to participate in the Credit Facility unless you and we shall so agree.

2.       Conditions Precedent; Funds Certain Provision.

The Commitment Party’s commitments to fund the Credit Facility on the Closing Date and its agreements to perform the services described herein are subject solely to the satisfaction (or waiver by the Initial Lender) of the conditions precedent set forth on Annex I to the Term Sheet (the “Conditions Annex”). Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation (as defined below) or any other letter agreement or other undertaking concerning the financing of the Acquisition Transactions contemplated hereby to the contrary,

(a)        the only representations relating to the Acquired Business the accuracy of which shall be a condition to the funding of the Credit Facility on the Closing Date, shall be (i) such representations made by or on behalf of the Acquired Business in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Merger Agreement or not consummate the transactions thereunder as a result of a breach of such representations (or a failure of such representations to be true and correct) in the Merger Agreement, in any case, without any requirement to pay a fee and giving effect to any notice or cure provisions (the “Specified Merger Agreement Representations”), and (ii) the Specified Representations (as defined below), and

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(b)        the terms of the Credit Documentation shall be in a form such that they do not impair the funding of the Credit Facility on the Closing Date if the conditions set forth in this Commitment Letter are satisfied (or waived by the Initial Lender)

(it being understood that, to the extent any security interest in collateral is not or cannot be provided or perfected on the Closing Date (other than (x) the perfection of a security interest in any collateral with respect to which a lien may be perfected by the filing of financing statements under the Uniform Commercial Code and/or intellectual property filings with the United States Patent and Trademark Office and/or United States Copyright Office, as applicable, and (y) to the extent required by the Term Sheet, the perfection of security interests in the equity interests of the Borrower and its subsidiaries with respect to which a lien may be provided or perfected by the delivery of a stock certificate (which, with respect to the equity interests of any direct or indirect subsidiary of the Borrower, shall be required to be delivered on the Closing Date solely to the extent that such certificates exist prior to the Closing Date and are in your actual possession on or prior to the Closing Date after your use of good faith, commercially reasonable efforts to obtain the same, but otherwise (together with any certificates evidencing the equity interests of the Borrower upon consummation of the Merger) shall be delivered no later than five (5) business days after the Closing Date)) after your use of commercially reasonable efforts to do so and without undue burden or expense, then the provision and/or perfection of a security interest in any such collateral shall not constitute a condition precedent to the funding of the Credit Facility on the Closing Date, but may instead be perfected within forty-five (45) days after the Closing Date, subject to extension as may be reasonably agreed by the Agent).

“Specified Representations” means representations of the Borrower and the Guarantors in the documentation for the Credit Facility (the “Credit Documentation”) relating to incorporation or formation and legal existence, qualification and organizational power and authority to enter into the Credit Documentation; due execution, delivery and enforceability of the Credit Documentation; solvency of the Companies on a consolidated basis on the Closing Date after giving effect to the Acquisition Transactions; no conflicts with or violations of charter documents as a result of execution, delivery and performance of the Credit Documentation; use of proceeds and Federal Reserve margin regulations; the Investment Company Act; the Patriot Act; FCPA, anti-corruption and anti-money laundering laws; OFAC and other anti-terrorism laws; beneficial ownership; status of the Credit Facility as senior debt; and the creation, perfection and first priority status of the security interests (subject, in the case of priority, to permitted liens) granted in Uniform Commercial Code Article 9 and other collateral (subject in all respects to the foregoing provisions of this paragraph). Notwithstanding anything to the contrary contained herein, to the extent that any of the Specified Representations are qualified or subject to “material adverse effect” or words of similar import, the definition thereof shall be “Company Material Adverse Effect” as that term is defined in the Merger Agreement for purposes of any representations and warranties made or to be made on, or as of, the Closing Date. It is understood that the commitments of the Commitment Party hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Credit Facility, and in no event shall the commencement or successful completion of syndication of the Credit Facility, or your compliance with the other terms of this Commitment Letter or Fee Letter, constitute a condition precedent to the funding of the Credit Facility on the Closing Date. This paragraph, and the provisions herein, shall be referred to as the “Funds Certain Provision”.

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3.       Information.

You hereby represent and warrant that (to your knowledge with respect to information and projections relating to, created by or provided by the Acquired Business or, to the extent not created or provided at your direction, any other third party prior to the Closing Date)

(a)        all written information (other than Projections (as defined below), forecasts, budgets, pro forma information and other forward-looking information and information of a general economic or industry specific nature) that has been or will be made available to us by you or any of your representatives (or on your or their behalf) in connection with any aspect of the Acquisition Transactions (collectively, the “Information”), is or will be, when furnished and taken as a whole, complete and correct in all material respects, and does not or will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto), and

(b)        all written financial projections of the Companies that have been or will be made available to us by you or any of your representatives (or on your or their behalf) in connection with any aspect of the Acquisition Transactions (the “Projections”) have been prepared or will be prepared in good faith based upon assumptions reasonably believed to be reasonable when made (it being understood that Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that the Projections are not a guarantee of financial performance and no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material).

You understand that, in arranging the Credit Facility, we may use and rely on the Information and Projections without independent verification thereof. You agree (and, prior to the Closing Date, agree to use your commercially reasonable efforts to cause the Companies) to supplement the Information and Projections from time to time until the Closing Date so that the representations and warranties in this paragraph remain true and correct in all material respects at all times through the Closing Date, as if the Information and Projections were being furnished, and such representation and warranty were being made, at such time or on such date, and any such supplementation provided to us prior to the Closing Date shall cure any breach of such representations. Notwithstanding anything herein to the contrary contained in this Commitment Letter or the Fee Letter, none of the making of any representation under this Section 3, the provision of any supplement thereto, or the accuracy of any such representation or supplement shall constitute a condition precedent to the funding of the Credit Facility on the Closing Date.

You hereby agree that, prior to the Closing Date (or, if earlier, the date on which this Commitment Letter terminates or is terminated in accordance with its terms), there shall be no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of you, and you will use commercially reasonable efforts to ensure that there are no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of the Acquired Business (other than (i) indebtedness permitted to be incurred or remain outstanding pursuant to the Merger Agreement and (ii) other indebtedness incurred in the ordinary course of business of the Acquired Business for capital expenditures and working capital purposes (the “Permitted Surviving Debt”)), without the consent of the Initial Lender.

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4.       Fee Letter.

As consideration for our commitments hereunder and undertakings to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Fee Letter, if and to the extent payable in accordance with the terms thereof. The terms of the Fee Letter are an integral part of the commitments and undertakings of the Commitment Party hereunder. Each of the fees described in the Fee Letter shall be fully earned and nonrefundable when paid, except as expressly set forth therein.

5.       Confidentiality.

By accepting delivery of this Commitment Letter, you agree that neither this Commitment Letter nor the Fee Letter, nor any of the terms and conditions set forth or referred to herein or therein, shall under any circumstances be disclosed by any of the Companies or their respective agents, affiliates, representatives or advisors, directly or indirectly, to any other financial institution that is considering providing debt financing to you or any of the Companies. You further agree that this Commitment Letter and the Fee Letter and the contents hereof and thereof are for your confidential use only and that neither their existence nor any of the terms thereof will be disclosed by you or any of your affiliates to any other person or entity without our prior written consent other than (a) to your officers, directors, employees, accountants, attorneys, consultants and other advisors, controlling persons and equityholders, and (b) as otherwise required by applicable law or compulsory legal process or as requested by any governmental authority or regulatory agency purporting to have jurisdiction over you or any of the Companies (in which case you agree to inform us promptly thereof prior to such disclosure unless prohibited by applicable law); provided, however, it is understood and agreed that you may disclose

(i)        this Commitment Letter (including the Term Sheet) and the Fee Letter, in each case, on a confidential basis to the Target, its equityholders and board of directors and its and their respective officers, directors, employees, accountants, attorneys, consultants and other experts, agents and advisors in connection with their consideration of the Acquisition Transactions,

(ii)        this Commitment Letter and the Fee Letter, and the contents hereof and thereof, to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and/or the Fee Letter,

(iii)        after your acceptance of this Commitment Letter and the Fee Letter, this Commitment Letter in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges,

(iv)        disclose the Term Sheet and its contents (but not the Fee Letter or the contents thereof, other than the existence thereof and the aggregate amount of fees payable thereunder as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and other disclosures) in any information or marketing materials in connection with the Credit Facility that are utilized in accordance with the terms of this Commitment Letter or in connection with any public or regulatory filing requirement relating to the Acquisition Transactions and

(v)        if applicable, the information contained in the Term Sheet to any ratings agency.

In addition, following your acceptance of the provisions hereof and return of an executed counterpart of this Commitment Letter and the Fee Letter to us as provided below, you may make public disclosure of the existence and amount of the Commitment Party’s commitment hereunder and Blue Torch’s identity as administrative agent and collateral agent for the Credit Facility.

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All non-public information furnished by the Companies to us shall be for the confidential use of the Commitment Party, its affiliates that are involved in the Acquisition Transactions and any other prospective Lenders, and each of their respective officers, directors, employees, attorneys and other advisors, in accordance with our customary procedures for handling confidential information and for disseminating such information to prospective lenders; provided, however, that nothing herein will prevent us from disclosing any such information

(a)        pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such person agrees to inform you promptly thereof to the extent practical and not prohibited by applicable law, rule or regulation (except in connection with any request as part of a regulatory examination or other regulatory audit or investigation)),

(b)        upon the request or demand of any regulatory (or self-regulatory) authority purporting to have jurisdiction over such person or any of its affiliates (in which case such person agrees (except in connection with any request as part of a regulatory examination or other regulatory audit or investigation) to inform you promptly thereof to the extent practical and not prohibited by applicable law, rule or regulation or such regulatory authority),

(c)        to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such person,

(d)        to such person’s affiliates and their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other experts or agents who need to know such information and on a confidential basis,

(e)        to potential and prospective Lenders, participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower or its obligations under the Credit Facility, in each case, who are advised of the confidential nature of such information and who agree or otherwise acknowledge that such information is being disseminated on a confidential basis on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you,

(f)        received by such person on a non-confidential basis from a source (other than you, the Target or any of your or its affiliates, advisors, members, directors, employees, agents or other representatives) not known by such person to be prohibited from disclosing such information to such person by a legal, contractual or fiduciary obligation,

(g)        to the extent that such information was already in the Commitment Party’s possession or is independently developed by the Commitment Party or

(h)         for purposes of establishing a “due diligence” defense or to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and/or the Fee Letter.

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Our obligations under this provision shall remain in effect until the earlier of (i) two years from the date hereof and (ii) the date the Credit Documentation is entered into, at which time any confidentiality undertaking in the Credit Documentation shall supersede this provision. In addition, with your prior consent, we shall be permitted to place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet and circulate similar promotional materials after the Closing Date in the form of a “tombstone” or otherwise describing the names of you and your affiliates (or any of them), and the amount, type and closing date of the Credit Facility. Each party hereto shall have the right to review and approve in advance any public announcement, public filing, public materials, press releases, advertisements and other public disclosures with respect to the Acquisition Transactions. You acknowledge and agree that we may share certain information relating to transactions contemplated hereby with standard industry database companies in accordance with customary industry practice and in marketing, press releases or other transactional announcements or updates provided to investor or trade publications with your prior consent (not to be unreasonably withheld).

6.       Sharing of Information; Absence of Fiduciary Relationship.

You agree that the Commitment Party and its affiliates may be requested by you or the Companies or your or their respective affiliates to provide additional services to such parties. In connection therewith, we are authorized to share information with our affiliates and such affiliates are authorized to share information with us, in each case, subject to the same confidentiality limitations set forth in this Commitment Letter. Compensation for any such services will be agreed upon independently of this Commitment Letter. Nothing in this Commitment Letter is intended to obligate or commit the Commitment Party or any of its affiliates to provide any services, or any party to accept any services, other than as set forth herein. In addition, nothing contained herein shall limit or preclude us or any of our affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any party whatsoever, including, without limitation, any competitor, supplier or customer of you, the Target, the equityholders of the Target, or any of your or their respective affiliates, or any other party that may have interests different than or adverse to such parties. You acknowledge that the Commitment Party and its affiliates (the term “Commitment Party” as used in this paragraph being understood to include the Commitment Party and all such affiliates)

(i)        may be providing debt financing, equity capital or other services (including financial advisory services) to other entities and persons with which you, the Target, the equityholders of the Target, or your or their respective affiliates may have conflicting interests regarding the Acquisition Transactions and otherwise,

(ii)       may act, without violation of its contractual obligations to you, as it deems appropriate with respect to such other entities or persons, and

(iii)       have no obligation in connection with the Acquisition Transactions to use, or to furnish to you, the Target, the equityholders of the Target or your or their respective affiliates or subsidiaries, confidential information obtained from other entities or persons.

We may have economic interests that conflict with your interests, those of your equityholders and/or those of your affiliates. You agree that the Commitment Party will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between us and you, your equityholders or your affiliates. In connection with all aspects of the Acquisition Transactions, you acknowledge and agree that:

(i)        the Credit Facility and any related arranging or other services described in this Commitment Letter are arm’s-length commercial transactions between you and your affiliates, on the one hand, and us, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Acquisition Transactions,

(ii)         in connection with the process leading to the Acquisition Transactions, the Commitment Party is and has been acting solely as a principal and not as a financial advisor, agent or fiduciary, for you or any of your affiliates, equityholders, directors, officers, employees, creditors or any other party,

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(iii)        the Commitment Party has not assumed nor will it assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to the Acquisition Transactions or the process leading thereto (irrespective of whether the Commitment Party has advised or is currently advising you or your affiliates on other matters), and the Commitment Party has no obligation to you or your affiliates with respect to the Acquisition Transactions except those obligations expressly set forth herein,

(iv)        we and our affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates and the Commitment Party shall not have any obligation to disclose any of such interests or information obtained or acquired in the course of providing such services, and

(v)        we have not provided any legal, accounting, regulatory or tax advice with respect to any aspect of the Acquisition Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate.

You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against the Commitment Party and their respective affiliates with respect to any breach or alleged breach of fiduciary duty and agree that the Commitment Party shall have no liability (whether direct or indirect) to you in respect of such fiduciary duty claim or to any person asserting a fiduciary duty on behalf of or in right of you, including your equity holders, employees or creditors, in each case in connection with the transactions contemplated by this Commitment Letter.

7.       Indemnification; Expenses.

By executing this Commitment Letter, you agree to indemnify and hold harmless the Commitment Party, each of its affiliates and each of its and their respective officers, directors, partners, members, shareholders, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any Indemnified Party may become subject or that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of any aspect of the Acquisition Transactions and/or any of the other transactions contemplated thereby, this Commitment Letter, the Fee Letter, the Credit Facility, any use made or proposed to be made with the proceeds thereof, any agreement, document, instrument, or transaction related thereto, or any claim, litigation, investigation or proceeding relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether an Indemnified Party is a party thereto or whether brought by or against you or any other person, and to reimburse each Indemnified Party within thirty (30) days after written demand for any reasonable and documented or invoiced out-of-pocket legal or other expenses incurred in connection with investigating or defending any of the foregoing, but limited, in the case of legal fees and expenses, to the reasonable and documented or invoiced out-of-pocket legal fees and expenses of (x) one firm of counsel for all Indemnified Parties, taken as a whole, (y) if reasonably necessary, one local firm of counsel for all Indemnified Parties, taken as a whole, in each relevant jurisdiction and in each relevant specialty, and (z) solely in the case of an actual or perceived conflict of interest where the Indemnified Party affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, one other firm of counsel for such affected Indemnified Party (and if reasonably necessary, one local firm of counsel for such affected Indemnified Party in each relevant jurisdiction and in each relevant specialty); provided that the foregoing indemnity will not, as to any Indemnified Party, apply to losses, claims, damages, liabilities or related expenses to the extent (i) they are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (A) the bad faith, willful misconduct or gross negligence of such Indemnified Party, or (B) a material breach of the obligations of such Indemnified Party to you under this Commitment Letter, the Fee Letter or the Credit Documentation or (ii) arise out of any Proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an Indemnified Party against any other Indemnified Party (other than a Proceeding that is brought by an Indemnified Party against the Agent in its capacity as such, in which case, such indemnity shall apply with respect to the Agent to the extent otherwise applicable pursuant to the foregoing).

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Promptly after receipt by an Indemnified Party of notice of any claim or the commencement of any Proceeding to which an Indemnified Party may be entitled to indemnity hereunder, such Indemnified Party shall notify you in writing of such claim or Proceeding, and you shall assume the defense of such claim or Proceeding on behalf of such Indemnified Party and shall employ counsel reasonably satisfactory to the Indemnified Party and shall pay the fees and expenses of such counsel as incurred (subject to the provisions of this Section 7).

In the case of a Proceeding to which the indemnity in this section applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders, affiliates or creditors, or an Indemnified Party, and whether or not any aspect of the Acquisition Transactions is consummated. In no event shall Holdings, the Borrower, the Acquired Business, the Commitment Party or any other Indemnified Party or any affiliate of the foregoing be liable under this Commitment Letter, the Fee Letter or the Credit Documentation or in respect of any act, omission or event relating to the transactions contemplated hereby or thereby, on any theory of liability, for any special, indirect, consequential or punitive damages; provided that this sentence shall not limit your indemnification obligations set forth above to the extent that such indirect, special, punitive or consequential damages are included in any claim by an unaffiliated third party in connection with which such Indemnified Party is otherwise entitled to indemnification hereunder. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the bad faith, willful misconduct or gross negligence of such Indemnified Party as determined by a final, non-appealable judgment of a court of competent jurisdiction.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages, liabilities and reasonable and documented legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 7. If the indemnifying party has reimbursed any Indemnified Party for any legal or other expenses in accordance with such request and there is a final and non-appealable determination by a court of competent jurisdiction that the Indemnified Party was not entitled to indemnification or contribution rights with respect to such payment pursuant to this Section 7, then such Indemnified Party shall promptly refund such amount.

You shall not, without the prior written consent of each Indemnified Party affected thereby (which consent shall not be unreasonably withheld, conditioned or delayed), settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (a) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party, (b) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party, and (c) contains customary confidentiality provisions with respect to the terms of such settlement.

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In addition, you agree to reimburse (or cause the Borrower to reimburse) the Agent and the Initial Lender on the Closing Date upon presentation of an invoice in the form of a reasonably detailed summary statement (to the extent an invoice is received at least three (3) business days prior to the Closing Date or, if invoiced after such time, within thirty (30) days after written demand therefor) for all reasonable and documented or invoiced out-of-pocket expenses (including, but not limited to, expenses of the Commitment Party’s due diligence investigation (including consultants’ or other professionals’ fees), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel (limited, in the case of legal fees and expenses, to the reasonable and documented or invoiced out-of-pocket legal fees and expenses of (x) one firm of counsel to the Agent and (y) if reasonably necessary, one local firm of counsel for the Agent and the Lenders (to be retained by the Agent), taken as a whole, in each relevant jurisdiction and in each relevant specialty)) incurred in connection with the Acquisition Transactions and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter and the Credit Documentation.

8.       Governing Law; Venue and Jurisdiction; Waiver of Jury Trial.

This Commitment Letter and the Fee Letter, and any claim, controversy or dispute arising under or related thereto, shall be governed by, and construed in accordance with, the laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), without reference to any other conflicts or choice of law principles thereof; provided that it is understood and agreed that

(a)        the interpretation of the definition of “Company Material Adverse Effect” (as defined in the Merger Agreement) and whether or not a “Company Material Adverse Effect” (as defined in the Merger Agreement) has occurred,

(b)        the determination of a breach of any Specified Merger Agreement Representation (or a failure of any such representation to be true and correct) and whether as a result of any inaccuracy thereof you have the right to terminate your obligations under the Merger Agreement or not consummate the transactions thereunder, and

(c)        the determination of whether the Merger has been consummated in accordance with the terms of the Merger Agreement, in each case, shall be governed by, and construed in accordance with, the governing law of the Merger Agreement, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

The parties hereto hereby agree that any suit or proceeding arising in respect of this Commitment Letter or the Fee Letter or any of the matters contemplated hereby or thereby shall be tried exclusively in the U.S. District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, in any state court located in the Borough of Manhattan, and the parties hereto hereby agree to submit to the exclusive jurisdiction of, and venue in, such court. The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to you or us will be effective service of process against such party for any action or proceeding relating to any such dispute. The parties hereto irrevocably and unconditionally waive any objection to venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding has been brought in an inconvenient forum. A final judgment in any such action or proceeding may be enforced in any other courts with jurisdiction over you or us. EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER OR THE FEE LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

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9.       Survival.

The provisions of this Commitment Letter relating to confidentiality, compensation, indemnity, survival, sharing of information and other services, absence of fiduciary duty, governing law, submission to jurisdiction, waiver of jury trial, assignments and amendments and trust waiver shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking hereunder; provided, however, that (i) you shall be deemed released of your indemnification obligations hereunder upon the execution and delivery of the Credit Documentation by you and the initial extension of credit thereunder to the extent such obligations are covered thereby, and (ii) your obligations under this Commitment Letter (other than your obligations with respect to confidentiality of the Fee Letter and the contents thereof) shall, to the extent covered by the Credit Documentation, automatically terminate and be superseded by the corresponding provisions of the Credit Documentation upon the effectiveness thereof, and you shall automatically be released from obligations hereunder in respect thereof at such time.

10.       Assignability; Amendments; Counterparts.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than by you to the Borrower under the Credit Facility; provided that such Borrower is (i) an entity organized under the laws of the United States or any state thereof and (ii) a wholly-owned direct subsidiary of Holdings) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be null and void).

Neither this Commitment Letter nor the Fee Letter may be amended or any provision hereof or thereof waived or modified except by an instrument in writing signed by you and us. This Commitment Letter and the Fee Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter or the Fee Letter by facsimile transmission or electronic mail shall be effective as delivery of a manually executed counterpart thereof. The words “execution,” “signed,” “signature” and words of like import in this Commitment Letter relating to the execution and delivery of this Commitment Letter shall be deemed to include electronic signatures, which shall be of the same legal effect, validity or enforceability as a manually executed signature to the extent and as provided in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (other than the Indemnified Parties). By executing this Commitment Letter, you acknowledge that this Commitment Letter and the Fee Letter are the only agreements between you and us with respect to the Credit Facility and set forth the entire understanding of the parties with respect to the subject matter thereof.

Each of the parties hereto agrees that (a) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement by the parties hereto to negotiate the Credit Documentation in good faith in a manner consistent with this Commitment Letter and in accordance with the Funds Certain Provision and the Documentation Principles, it being acknowledged and agreed that the commitments provided hereunder are subject solely to the satisfaction (or waiver by the Initial Lender) of the conditions set forth on the Conditions Annex, and (b) the Fee Letter is a binding and enforceable agreement with respect to the subject matter contained therein, in each case of this Commitment Letter and the Fee Letter, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

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11.       Patriot Act.

We hereby notify you and the Companies that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as amended from time to time, the “Patriot Act”)) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), we and each Lender may be required to obtain, verify and record information that identifies you and your affiliates (including the Companies), which information includes the name, address, tax identification number and other information that will allow us and each Lender to identify you, your affiliates and the Companies in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective as to us and each Lender. You agree that we shall be permitted to share any or all such information with the Lenders.

12.       Trust Waiver.

Each of the Initial Commitment Party and the Initial Lender agrees that, notwithstanding any other provision contained in this Commitment Letter, none of the Initial Commitment Party, the Initial Lender or any of their respective affiliates now has, or shall at any time prior to the effectiveness of the Merger and the other Acquisition Transactions have, any claim to, or shall make any claim against, the Trust Fund (as defined in the Merger Agreement), regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Initial Commitment Party, the Initial Lender and their respective affiliates on the one hand and Holdings on the other hand, this Commitment Letter, the Fee Letter, the Credit Documentation, the Merger Agreement or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this paragraph as the “Claims”). Notwithstanding any other provision contained in this Commitment Letter, each of the Initial Commitment Party and the Initial Lender hereby irrevocably waives any Claim it may have, now or in the future, and will not seek recourse against the Trust Fund (as defined in the Merger Agreement) for any reason whatsoever in respect thereof. In the event that the Initial Commitment Party, the Initial Lender or any of their respective affiliates commences any action or proceeding against or involving the Trust Fund (as defined in the Merger Agreement) in violation of the foregoing, Holdings shall be entitled to recover from such person the associated reasonable legal fees and costs in connection with any such action in the event Holdings prevails in such action or proceeding.

13.       Acceptance and Termination.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof by signing in the appropriate space below and returning to us this Commitment Letter and the Fee Letter (which may be by facsimile or electronic mail transmission), not later than 11:59 p.m., Eastern time, on February 4, 2022, at which time this Commitment Letter and the commitments and undertakings hereunder will (if not so accepted prior thereto) expire. Thereafter, the commitments and undertakings set forth in this Commitment Letter will terminate on the earliest of (a) August 8, 2022, (b) the termination of the Merger Agreement in accordance with its terms prior to the consummation of the Merger, (c) the closing of the Merger without the use of the Credit Facility, (d) the date on which the Credit Documentation is executed and the Credit Facility is funded, and (e) the date on which you provide written notice to the Commitment Party that you wish to terminate this Commitment Letter and the commitments hereunder.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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Blue Torch is pleased to have been given the opportunity to assist you in this important transaction.

Regards,

BLUE TORCH CAPITAL LP

By:	/s/ Kevin Genda
Name:	Kevin Genda
Title:	CEO

[Signature Page to PROJECT TREAT COMMITMENT LETTER]

Accepted and agreed to as of the date first above written:

CHW ACQUISITION CORPORATION

By:	/s/ Jonah Raskas
Name:	Johan Raskas
Title:	Co-CEO

[Signature Page to PROJECT TREAT COMMITMENT LETTER]

EXHIBIT A TO COMMITMENT LETTER

Summary of Terms and Conditions

Capitalized terms used but not defined herein shall have the meaning provided in the Commitment Letter to which this Summary of Terms and Conditions is attached.

BORROWER:	Initially, Merger Sub; and, upon consummation of the Merger, Wag Labs, Inc., a Delaware corporation (the “Borrower”).

HOLDINGS:	CHW Acquisition Corporation, a Cayman Islands exempt company that will domesticate as a Delaware corporation prior to the Closing Date by consummation of the Domestication (“Holdings”). Upon consummation of the Merger, the Borrower will be a wholly-owned direct subsidiary of Holdings.

GUARANTORS:	The Credit Facility (as defined below) will be jointly and severally guaranteed by Holdings, the Borrower and each existing and future direct and indirect subsidiary of the Borrower (together with Holdings, collectively, the “Guarantors”) (provided that the Guarantors shall not include, among others to be agreed in the Credit Documentation (subject to the Documentation Principles),
(a) immaterial subsidiaries (to be defined in a mutually acceptable manner by reference to individual and aggregate revenues and/or assets excluded) that is formed or acquired after the Closing Date,
(b) [reserved],
(c) any subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date or on the date any such subsidiary is acquired (so long as such prohibition is not incurred in contemplation of such acquisition) from guaranteeing the Credit Facility or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless such consent, approval, license or authorization has been received, or is not received after commercially reasonable efforts to obtain the same, which efforts may be requested by the Agent, or for which the provision of a guarantee would result in material adverse tax consequences (including, for the avoidance of doubt, any tax consequences under Section 956 of the Internal Revenue Code of 1986 (as amended, the “Code”)) to Holdings and its subsidiaries, as reasonably determined by the Borrower in consultation with the Agent; provided that, prior to and upon formation or acquisition of any non-U.S. subsidiary or FSHCO, Holdings and its subsidiaries shall use commercially reasonable efforts to mitigate or eliminate any adverse tax consequences under Section 956 of the Code that would result from the provision of guarantee by any such entity;

(d) any direct or indirect U.S. subsidiary of a direct or indirect non-U.S. subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of Code (a “CFC”) and any direct or indirect U.S. subsidiary of the Borrower substantially all of the assets of which consist directly or indirectly of equity interests and/or indebtedness of one or more direct or indirect non-U.S. subsidiaries that are CFCs (any such entity, a “FSHCO”); provided, that no CFC or FSHCO shall be excluded if the provision of a guarantee by such CFC or FSHCO would not result in material adverse tax consequences (including, for the avoidance of doubt, any tax consequences under Section 956 of the Code) to Holdings and its subsidiaries, as reasonably determined by the Borrower in consultation with the Agent; and
(e) any subsidiary acquired pursuant to a Permitted Acquisition (defined below) permitted by the Credit Documentation that has incurred secured indebtedness not incurred in contemplation of such Permitted Acquisition and any subsidiary thereof that guarantees such secured indebtedness, in each case, to the extent such secured indebtedness prohibits such subsidiary from becoming a Guarantor).

In addition, subject to the Documentation Principles, certain foreign immaterial subsidiaries of the Borrower that are formed or acquired after the Closing Date may be excluded from the requirement to provide guarantees of the Credit Facility to the extent that the burden, cost, difficulty or consequence of providing a guarantee (for the avoidance of doubt, such burden, cost, difficulty or consequence shall include any tax consequences under Section 956 of the Code) outweighs the benefit afforded thereby (or such guarantee requirements may otherwise be limited) as reasonably agreed by the Borrower and the Agent; provided that, prior to and upon formation or acquisition of any non-U.S. subsidiary or FSHCO, Holdings and its subsidiaries shall use commercially reasonable efforts to mitigate or eliminate any adverse tax consequences under Section 956 of the Code that would result from the provision of guarantee by any such entity.

All guarantees will be guarantees of payment and not of collection. The Borrower and the Guarantors are collectively referred to herein as the “Credit Parties” and each individually as a “Credit Party”. Any transaction that causes a wholly-owned subsidiary to cease to be a Guarantor because it is no longer wholly-owned (other than a bona-fide disposition of all of the equity interests of subsidiaries in an arms’ length third-party transaction) shall be deemed to be an investment in such non-wholly owned subsidiary.

ADMINISTRATIVE AGENT:	Blue Torch shall act as administrative agent and collateral agent (in such capacity, the “Agent”) for the Credit Facility.

LENDERS:	Blue Torch as the initial lender (in such capacity, the “Initial Lender”) and such other financial institutions (excluding any Disqualified Lender (to be defined in the Credit Documentation, subject to the Documentation Principles) as may from time to time provide a commitment in respect of, or hold an outstanding loan under, the Credit Facility (together with the Initial Lender, collectively, the “Lenders”).

CREDIT FACILITY:	Senior secured financing in the form of a senior secured first lien term loan facility (the “Credit Facility”) in an aggregate principal amount of $30.0 million.

AVAILABLE CURRENCY:	The Credit Facility will be available in United States dollars.

AVAILABILITY:	The Credit Facility will be available only in a single draw on the Closing Date.

MATURITY:	Three (3) years after the Closing Date (the “Maturity Date”).

AMORTIZATION:	The Credit Facility will be subject to quarterly amortization of principal on the last day of each fiscal quarter (beginning on the last day of the first full fiscal quarter ending after the Closing Date) in accordance with the following schedule (in each case, subject to reduction by the application of prepayments as described below):

AMORTIZATION PAYMENT DATE:	AMORTIZATION PAYMENT AMOUNT:
On or prior to the first anniversary of the Closing Date:	0.50% of the aggregate principal amount of the Credit Facility for each such amortization payment (i.e., 2.0% per annum)
After the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date:	0.75% of the aggregate principal amount of the Credit Facility for each such amortization payment (i.e., 3.0% per annum)
After the second anniversary of the Closing Date and on or prior to the Maturity Date:	1.25% of the aggregate principal amount of the Credit Facility for each such amortization payment (i.e., 5.0% per annum)

In any event, the outstanding principal amount of the Credit Facility shall be due in full in cash on the Maturity Date.

USE OF PROCEEDS:	To provide funds (a) on the Closing Date, for the financing, in part, of (i) the Merger, (ii) the Refinancing and (iii) the payment of all fees, costs and expenses associated with the Acquisition Transactions, and (b) thereafter, for working capital and other general corporate purposes of the Borrower and its subsidiaries.

CLOSING DATE:	The date of the execution and delivery of definitive loan documentation for the Credit Facility (the “Credit Documentation”), the satisfaction (or waiver by the Initial Lender) of all conditions precedent (subject to the Funds Certain Provision) set forth on the Conditions Annex and the funding of the Credit Facility (the “Closing Date”).

SECURITY:	The Borrower and each of the Guarantors shall grant to the Agent, for the ratable benefit of the Lenders, valid and perfected first priority (subject to the Funds Certain Provision and the Documentation Principles) liens and security interests in all of the following (collectively, the “Collateral”):

(a)            All present and future shares of capital stock of (or other ownership or profit interests in) each of the Borrower’s and Guarantors’ present and future domestic and foreign subsidiaries (limited, in the case of each entity that is a “controlled foreign corporation” under Section 957 of the Code, to a pledge of 65% of the voting capital stock (and 100% of the non-voting capital stock) of each such foreign subsidiary to the extent the pledge of any greater percentage would result in adverse tax consequences to Holdings or its subsidiaries, as reasonably determined by the Borrower in consultation with the Agent), including, without limitation, all of the equity interests in the Borrower owned by Holdings.

(b) All of the present and future property and assets, real and personal, tangible and intangible, of the Borrower and each Guarantor, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, owned real estate, fixtures, bank accounts, general intangibles, financial assets, investment property, license rights, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds, contract rights, commercial tort claims, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash.

(c)            All proceeds and products of the property and assets described in clauses (a) and (b) above.

The Collateral shall ratably secure, on a first priority basis, the relevant Credit Party’s obligations in respect of the Credit Facility subject to the Funds Certain Provision.

Notwithstanding anything to the contrary:

(i)            except to the extent that any foreign subsidiary of the Borrower provides a guarantee of the Credit Facility (in which case, any requirement for such foreign subsidiary to provide security in respect of the Credit Facility shall be reasonably agreed by the Borrower and the Agent), no actions in any non-U.S. jurisdiction shall be required in order to create or perfect any security interests in any immaterial assets located or titled outside of the U.S.;

(ii)           the Credit Parties shall not be required to enter into an assignment agreement, collateral assignment agreement or other similar security agreement with respect to their rights under or with respect to the Merger Agreement or any other Ancillary Agreement (as defined in the Merger Agreement), the definitive documentation for any Permitted Acquisition or other permitted Investment, any representation and warranty policy or any business interruption insurance policy (provided that the rights and interests of the Credit Parties thereunder shall not be excluded from the general grant of security interests in Collateral under Article 9 of the Uniform Commercial Code);

(iii)           [reserved]; and

(iv)          the Credit Parties shall use commercially reasonable efforts to obtain a landlord waiver or other similar agreement for the Borrower’s headquarters, chief executive office or principal place of business (as applicable) (it being understood and agreed that such agreement shall be provided on a post-closing basis within a mutually acceptable period after the Closing Date).

In each applicable instance in this section, materiality shall be determined in a manner to be mutually agreed in accordance with the Documentation Principles.

Notwithstanding the foregoing, the term “Collateral” shall not include, and the grant of a security interest as provided hereunder shall not extend to, the following:

(a)           any leasehold interest in real property and any fee-owned real property with a fair market value of less than an amount to be agreed;

(b)            motor vehicles and all other assets subject to certificates of title;

(c)           commercial tort claims and letter of credit rights with a value below a threshold to be mutually agreed upon (other than, in each case of this clause (c), to the extent such rights can be perfected by the filing of a Uniform Commercial Code financing statement);

(d)          margin stock and, to the extent not permitted by the terms of such person’s organizational or joint venture documents after giving effect to applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, equity interests in joint ventures;

(e)           any contract, lease, license, permit, authorization or other agreement to the extent the grant of a security interest therein would (A) violate or invalidate such agreement or (B) create a right of termination in favor of any other party thereto (other than a Credit Party), in each case to the extent such provision is (x) not rendered ineffective pursuant to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law notwithstanding such prohibition and (y) not created in contemplation of the grant hereunder; provided that such exclusion shall not be construed so as to limit, impair or otherwise affect the Agent’s security interest in or to monies due or to become due under such any contract, lease, license, permit, authorization or other agreement;

(f)            the equity interests in excess of 65% of the voting equity interests (and 100% of the non-voting equity interest) of each subsidiary that is a CFC or FSHCO, to the extent the pledge of any greater percentage would result in adverse tax consequences to Holdings and its subsidiaries, as reasonably determined by the Borrower in consultation with the Agent;

(g)           any contract, lease, license, permit, authorization or any other asset, the granting of a security interest in which would be prohibited by any permitted contractual obligation binding on such asset, or restricted by applicable law, rule, regulation, or pursuant thereto would result in, or permit the termination of such asset (including any requirement to obtain the consent or approval of any governmental authority or third party), except to the extent such prohibition is (x) rendered ineffective under the Uniform Commercial Code or other applicable law and (y) not created in contemplation of the grant hereunder;

(h)           any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable law;

(i)            any property or asset subject to a purchase money security interest, capital lease or similar financing arrangement permitted under the loan documentation to the extent that the grant of other liens on such asset (A) would invalidate or result in a breach or violation of, or constitute a default under, the agreement or instrument governing such purchase money arrangement or capital lease, (B) would result in the loss of use of such asset or (C) would create a right of termination in favor of any other party thereto (other than Holdings or any of its subsidiaries), in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law;

(j)            any property or asset the grant or perfection of a security interest in which would require governmental consent or approval so long as such consent or approval has not been obtained;

(k)           any other asset for which the Agent and the Borrower reasonably agree that the cost of obtaining a security interest (for the avoidance of doubt, such cost shall include any tax consequences under Section 956 of the Code) to Holdings and its subsidiaries is excessive in relation to the value of the security afforded thereby or obtaining such security interest is not practical;

(l)            any assets to the extent a security interest in such assets in favor of the Agent could reasonably be expected to result in material adverse tax consequences (including, for the avoidance of doubt, any tax consequences under Section 956 of the Code) to Holdings and its subsidiaries as reasonably determined by the Borrower in consultation with the Agent;

(m)          segregated deposit accounts used only for payroll, payroll taxes, healthcare and other employee wage and benefit payments, trust accounts, tax accounts (including sales tax accounts), escrow defeasance and redemption accounts, fiduciary and trust accounts, deposit accounts holding cash collateral or other deposits that constitute permitted liens, zero balance accounts and other deposit accounts with an aggregate average monthly balance of less than an amount to be agreed; and

(n)           other assets to be mutually agreed upon by the Borrower and Agent.

VOLUNTARY PREPAYMENTS:

The Borrower may voluntarily prepay all or any part of the Credit Facility, subject to concurrent payments of any applicable LIBOR breakage costs in the case of a prepayment of a LIBOR loan on any day other than the last day of the applicable interest period and subject to the following paragraph.  Any voluntary prepayment of the Credit Facility shall be applied to reduce subsequent amortization payments as directed by the Borrower.

In connection with any voluntary prepayment of the Credit Facility or any mandatory prepayment of the Credit Facility with the proceeds of non-permitted debt, asset sale and insurance proceeds, the Borrower shall pay to the Agent for the account of the applicable Lenders a prepayment premium in accordance with the following schedule:

PREPAYMENT DATE:	PREPAYMENT PREMIUM:
On or prior to the first anniversary of the Closing Date:	Interest make-whole through the first anniversary of the Closing Date (fixed at the rate in effect on the date of such prepayment), plus 3.0% of the principal amount of such prepayment
After the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date:	2.0% of the principal amount of such prepayment
After the second anniversary of the Closing Date and on or prior to the Maturity Date:	0%

MANDATORY PREPAYMENTS:

In addition to regularly scheduled amortization payments in respect of the Credit Facility, the Borrower will be required to prepay the Credit Facility in an aggregate amount equal to 100% of the net cash proceeds received by Holdings or any subsidiary in respect of any of the following events (in each case, subject to the Documentation Principles):

(A)          any non-ordinary course sale or other disposition of any assets of Holdings or any of its subsidiaries (including proceeds from the sale of equity securities of any subsidiary of the Borrower) in excess of a threshold to be agreed for each such sale or disposition and a threshold to be agreed for all such sales and dispositions during a single fiscal year (with only the amount of net cash proceeds in excess of both of such thresholds being required to prepay the Credit Facility), net of amounts reinvested in the Credit Parties’ business within 120 days of receipt (or committed to be reinvested within 120 days of receipt and actually reinvested within 90 days thereafter),

(B)          any issuance or incurrence of debt securities and/or indebtedness for borrowed money by Holdings or any of its subsidiaries after the Closing Date (other than indebtedness permitted by the Credit Documentation), and

(C)          insurance proceeds (including business interruption insurance proceeds) from casualty or condemnation events, net of amounts reinvested in the Credit Parties’ business within 180 days of receipt (or committed to be reinvested within 180 days of receipt and actually reinvested within 90 days thereafter),

Any mandatory prepayment of the Credit Facility shall be applied to reduce subsequent amortization payments in reverse order of maturity.

DOCUMENTATION PRINCIPLES:

The Credit Documentation shall be based upon the Agent’s form of financing agreement, shall be drafted initially by counsel to the Agent, shall be negotiated in good faith to finalize the Credit Documentation, giving effect to the Funds Certain Provision, as promptly as practicable after the acceptance of the Commitment Letter, provided that the Credit Documentation shall contain the terms and conditions set forth in this Term Sheet and, to the extent any terms are not set forth in this Term Sheet, shall be consistent with the terms set forth herein and otherwise usual and customary for transactions of this kind, shall reflect the operational and strategic requirements of the Borrower in light of its capital structure, size, industries, practices and operations (after giving effect to the consummation of the Acquisition Transactions) and shall contain such modifications as the Borrower and the Initial Lender shall mutually agree. The Credit Documentation

(i)             shall contain only those payments, fees, premiums, mandatory prepayments, representations, warranties, covenants and events of default expressly set forth in this Term Sheet, in each case, applicable to Holdings and its subsidiaries, with standards, qualifications, thresholds, exceptions, “baskets”, and grace and cure periods consistent with the Documentation Principles,

(ii)           shall not contain any conditions to the funding of the Credit Facility on the Closing Date other than the conditions set forth on the Conditions Annex,

(iii)          shall give due regard to the Projections, matters disclosed in the Merger Agreement and the proposed business plan,

(iv)          shall take into account current market conditions as reasonably and mutually agreed,

(v)           shall reflect operational, agency, assignment and related provisions not specifically set forth in this Term Sheet and not in contravention of anything specifically set forth in this Term Sheet that are reasonably required by Blue Torch acting as Agent and

(vi)         shall include customary EU Bail-In provisions, lender ERISA provisions, certification of beneficial ownership provisions and LIBOR replacement provisions (collectively, the “Documentation Principles”).

REPRESENTATIONS & WARRANTIES:

Limited to the following (subject to the Documentation Principles and the Funds Certain Provision and to be made after giving effect to the consummation of the Acquisition Transactions on the Closing Date): corporate existence, status, power and authority; due authorization; enforceability; accuracy of financial statements; no material adverse change; litigation; no violation of organizational documents, agreements or instruments; compliance with laws (including ERISA, environmental laws, FCPA and other anti-corruption laws, anti-money laundering laws, and Patriot Act, OFAC and other anti-terrorism laws); no required third party or governmental consents; no default; payment of taxes and other governmental obligations; ownership of properties and no liens other than permitted liens; solvency; insurance; employment and labor matters; environmental matters; regulated entities; validity/perfection of security interests in Collateral; status under Investment Company Act; intellectual property; no engagement in the corporate practice of veterinary medicine/care (“CPOV”); tax matters; capitalization, subsidiaries and corporate structure; nature of business; permits; use of proceeds not engaging in business of purchasing/carrying margin stock; material contracts (subject to a threshold to be agreed); beneficial ownership; accuracy of disclosure (to be substantially identical to the corresponding disclosure representation in the Commitment Letter); and senior debt status.

Notwithstanding anything to the contrary contained herein, to the extent that any of the foregoing representations and warranties are qualified or subject to “material adverse effect” or words of similar import, the definition thereof shall be “Company Material Adverse Effect” as that term is defined in the Merger Agreement for purposes of any representations and warranties made or to be made on, or as of, the Closing Date.

AFFIRMATIVE AND NEGATIVE COVENANTS:

(A)         General Affirmative Covenants: Limited to the following (subject to the Documentation Principles): compliance with laws and regulations (including, without limitation, ERISA, anti-corruption, anti-money laundering, anti-terrorism and environmental laws); payment of taxes and other governmental obligations; maintenance of appropriate and adequate insurance (including, without limitation, flood insurance for owned real properties constituting Collateral as required by applicable federal regulations); preservation of corporate existence, rights (charter and statutory), franchises, permits, licenses and approvals; visitation and inspection rights; keeping of proper books in accordance with generally accepted accounting principles; maintenance of properties; further assurances as to perfection and priority of security interests and delivery of collateral; use of proceeds; maintenance of obligations as senior debt; Federal Reserve Regulations; Investment Company Act of 1940; meetings with management reasonably requested by Agent; customary information reporting requirements (including without limitation,

(i)           notices of defaults, material litigation, material governmental proceedings or investigations, material environmental actions and liabilities, information related to a material contract (subject to a threshold to be agreed), disposition of equity interests / assets and material ERISA and tax events and liabilities,

(ii)           delivery of reports to other material debt creditors,

(iii)          notification of material changes in accounting or financial reporting practices, and

(iv)         delivery of such other business, financial and other information as the Agent or any Lender shall reasonably request);

board observation rights (which will include the provision of a customary management rights letter in form and substance reasonably satisfactory to the Borrower and the Agent (the “VCOC Letter”); and customary post-closing obligations.

(B)           Financial Reporting Covenants: Limited to the following (subject to the Documentation Principles):

(a)           not later than 30 days following the end of each fiscal month, a monthly unaudited financial statement package that is substantially identical to the monthly financial reports provided by the Borrower to its board of directors (which shall also include a customary balance sheet, income statement and statement of cash flows prepared in accordance with GAAP in all material respects);

(b)          not later than 45 days following the end of each fiscal quarter, a quarterly unaudited financial statement package to include a balance sheet, income statement and statement of cash flows, showing the quarter-to-date and year-to-date financial performance of Holdings and its consolidated subsidiaries and, for any applicable quarter ending one year or more after the Closing Date, against the most recently delivered projections and against the same period for the prior year;

(c)           not later than 90 days following the end of each fiscal year of the Borrower,

(i)           audited financial statements, to be accompanied by a report and opinion of a third party accountant, which opinion shall be unqualified as to scope and shall not contain a going concern or like qualification or exception (other than a going concern or like qualification or exception with respect to (x) the impending maturity of any indebtedness, or (y) the inability to demonstrate pro forma or prospective financial covenant compliance or a prospective financial covenant breach), and

(ii)           any final management letter(s) issued by such accountant with respect to the audited financial statements;

(d)           not later than 45 days following the end of each fiscal year of the Borrower, projections for the upcoming fiscal year, prepared on at least a monthly basis; and

(e)           (i) on a monthly basis (or, if liquidity is less than $5.0 million, weekly) a 13-week cash flow forecast in form and substance reasonably satisfactory to the Agent (the “13-Week Cash Flow”), together with a comparison of actual weekly disbursements, receipts and liquidity against the previously delivered 13-Week Cash Flow; and

(ii)           no later than Wednesday of each calendar week, a customary liquidity “flash” report setting forth, among other things, the cash balances for the immediately preceding calendar week of the Credit Parties.

Each of the financial statements referred to in clauses (b) and (c) above (and in the case of clause (i), (a), (b) and (c)) will be accompanied by (i) a compliance certificate executed by the Chief Financial Officer or another appropriate and authorized financial officer of the Borrower and (ii) a copy of a customary management’s discussion and analysis with respect to such financial statements.

(C)           Negative Covenants: Limited to restrictions on the following (subject to the Documentation Principles): liens; debt; guarantees and other contingent obligations; mergers and consolidations; sales, transfers and other dispositions of property or assets; loans, acquisitions, joint ventures and other investments (with an exception, among others, for Permitted Acquisitions (as defined below)); dividends and other distributions to, and redemptions and repurchases from, equityholders; transactions with affiliates; limitations regarding CPOV; prepaying, redeeming or repurchasing unsecured debt, subordinated debt, junior lien debt and/or preferred equity; negative pledges and other burdensome agreements; use of proceeds to carry margin stock; violation of anti-terrorism laws, sanctions and anti-money laundering laws; changes in the nature of business; amending organizational documents; amending documentation related to unsecured debt, subordinated debt, junior lien debt and/or preferred equity; sale and leaseback transactions; changes in accounting policies (except as otherwise required by GAAP), reporting practices or fiscal year; designation of other senior debt; and a passive holding company covenant with respect to Holdings.

                Notwithstanding the foregoing, the Credit Documentation will permit the consummation of the Domestication, the Equity Transactions, the Merger and any and all other transactions contemplated by the Merger Agreement and the Ancillary Agreements (as defined in the Merger Agreement) (including any payments required to be made in connection therewith) prior to, on or after the Closing Date, in each case, in accordance with and to and the extent required by the terms of the Merger Agreement.

(D)           Permitted Acquisitions. The Credit Documentation will permit the Borrower and its subsidiaries to make acquisitions of all or substantially all of the assets of any person or any line of business, unit or division thereof, or of all or substantially all of the customer lists of any person or any line of business, unit or division thereof (including, for the avoidance of doubt, “tuck in” acquisitions), or of a majority of the equity interests of any person (each, a “Permitted Acquisition”), in each case, so long as

(i)            no event of default has occurred and is continuing under the Credit Documentation,

(ii)          with respect to any acquisition financed all or in part with the proceeds of indebtedness (including the assumption or incurrence of indebtedness) (other than borrowings under a revolving credit facility), the Borrower demonstrates pro forma compliance with the Financial Covenants (as defined below), immediately after giving effect to the consummation of such acquisition, the incurrence of such indebtedness, the use of proceeds thereof and any related pro forma adjustments thereto, calculated on a pro forma basis as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered,

(iii)          immediately before and after giving effect to the consummation of such acquisition, pro forma liquidity is not less than $10.0 million,

(iv)          with respect to any acquisition for consideration in excess of $7.5 million, upon the earlier of (x) the execution of the definitive acquisition agreement for such acquisition and (y) ten (10) business days prior to the consummation of such acquisition, the Borrower shall provide the following to the Agent: (1) a quality of earnings report, (2) pro forma financial statements, (3) copies of any definitive term sheets or acquisition documentation as may be reasonably requested by the Agent and (4) solely to the extent prepared by or available to the Borrower in connection therewith, a financial model prepared for such acquisition,

(v)          the acquisition is not “hostile” and the person or assets acquired are in the same line of business as the Borrower and its subsidiaries or a line of business that is reasonably related, incidental, complementary or ancillary thereto, and

(vi)          the Borrower complies with the requirements with respect to Collateral and Guarantees set forth in the Credit Documentation (subject to limitations set forth under “Guarantors” and “Security” above) (with consideration caps for acquisitions of persons that will not become Guarantors and/or assets that will not become part of the Collateral for the Credit Facility).

FINANCIAL COVENANTS:

Limited to the following (subject to the Documentation Principles) (collectively, the “Financial Covenants”):

(A)           minimum revenue of the Credit Parties, to be measured monthly on a consolidated basis on the last day of each fiscal month (commencing on the last day of the first full fiscal month ending after the Closing Date) and for the twelve fiscal month period ending on such date (with a 30% cushion applicable until the first anniversary of the Closing Date and, thereafter, with cushions of least 30% to be mutually agreed (in accordance with the financial projections received by Blue Torch on January 22, 2022)); and

(B)           $5.0 million minimum liquidity of the Credit Parties, to be measured on an ongoing basis.

For purposes of determining compliance with the minimum revenue Financial Covenant as of the last day of any fiscal month, any cash equity contribution and/or proceeds of an issuance of equity securities (which equity will be common equity or qualified preferred equity) received by Holdings and contributed by Holdings to the Borrower after the end of such fiscal month and on or prior to the date that is ten (10) business days after the date on which financial statements and a compliance certificate are required to be delivered for such fiscal month will, at the request of the Borrower, be included in the calculation of revenue solely for purposes of determining compliance with the minimum revenue Financial Covenant at the end of such fiscal month and for each applicable subsequent calculation period that includes such fiscal month (any such contribution to the Borrower, a “Specified Equity Contribution”); provided that

(a)            in each twelve fiscal month period there will be at least nine (9) fiscal months in which no Specified Equity Contribution is made, and no Specified Equity Contribution shall have been made in respect of the immediately previous fiscal month (i.e., Specified Equity Contributions may not be made in consecutive periods),

(b)            no more than five Specified Equity Contributions may be made during the term of the Credit Facility,

(c)           the amount of any Specified Equity Contribution in any period will be no greater than the amount required to cause the Borrower to be in compliance with the minimum revenue Financial Covenant for such period,

(d)           each Specified Equity Contribution shall be included in the calculation of revenue solely for the purposes of determining compliance with the minimum revenue Financial Covenant, shall be used to prepay the Credit Facility (without premium or penalty) and shall be disregarded for all other purposes, and

(e)            a remedies standstill shall be effective until the expiration of the ten (10) business day period referred to above unless the Borrower has not received the proceeds of such Specified Equity Contribution on or prior to such date.

EVENTS OF DEFAULT:	Limited to the following (subject to the Documentation Principles): nonpayment of principal, interest, fees or other amounts; any representation or warranty proving to have been incorrect in any material respect when made or deemed made; failure to perform or observe covenants set forth in the Credit Documentation; cross-defaults and cross-acceleration to other material indebtedness in excess of an amount to be agreed; bankruptcy and insolvency defaults; monetary judgment defaults in excess of an amount to be agreed; actual or asserted impairment of Credit Documentation; invalidity of a guarantee or lien; change of control; customary ERISA defaults; and failure of material subordinated or junior lien debt to be subordinated.

CONDITIONS PRECEDENT TO CLOSING AND FUNDING:	Subject to the Funds Certain Provision, the funding of the Credit Facility on the Closing Date will be subject only to the satisfaction (or waiver by the Initial Lender) of the conditions precedent set forth on the Conditions Annex.

APPLICABLE INTEREST RATES:

The interest rates per annum applicable to the outstanding principal amount of the Credit Facility will be, at the election of the Borrower, (i) LIBOR plus an Applicable Margin equal to 10.00% per annum or (ii) the Base Rate plus an Applicable Margin equal to 9.00% per annum.

Interest shall be payable in arrears (a) for loans accruing interest at a rate based on LIBOR, on the last day of the applicable interest period and, for interest periods of greater than 3 months, every three months, and on the Maturity Date and (b) for loans accruing interest based on the Base Rate, on the last day of each fiscal quarter (beginning on the last day of the first full fiscal quarter ending after the Closing Date) and on the Maturity Date.

For purposes of this Term Sheet:

(a)           “LIBOR” means the London Interbank Offered Rates as calculated by the ICE Benchmark Administration quoted by recognized financial sources such as Reuters or Bloomberg (or on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion), adjusted if necessary for any statutory reserves; and

(b)           “Base Rate” means a fluctuating interest rate per annum equal to the greatest of

(i)            the rate of interest publicly announced from time to time by the Wall Street Journal as its “prime rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the "bank prime loan" rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent),

(ii)           one-half of one percent in excess of the Federal Funds effective rate and

(iii)          the then-applicable LIBOR rate for a one month interest period plus 1.00%.

So long as no Event of Default shall have occurred and be continuing, LIBOR-based loans will be available for interest periods of one, three or six months (any shorter or longer period to be mutually agreed by the applicable Lenders).

Notwithstanding anything herein, if at any time LIBOR shall be less than 1.00% per annum, such rate shall be deemed to be 1.00% per annum and Base Rate shall be less than 2.00% per annum, such rate shall be deemed to be 2.00% per annum.

The Credit Documentation shall contain customary LIBOR replacement provisions that are consistent with Blue Torch’s amendment approach.

All calculations of interest and fees shall be made on the basis of actual number of days elapsed and a 360 day year, other than calculations of interest based on the “prime rate” prong of the Base Rate (which shall be made on the basis of actual number of days elapsed and a 365/366 day year).

DEFAULT RATE:	At any time when an event of default exists, the Credit Facility shall bear interest at 2.00% per annum above the otherwise applicable rate then borne by the Credit Facility.

ASSIGNMENTS AND PARTICIPATIONS:	Each Lender will be permitted to make assignments in respect of the Credit Facility in minimum acceptable amounts to be determined to other financial institutions approved by the Agent and, so long as no event of default has occurred and is continuing, the Borrower, which approvals shall not be unreasonably withheld; provided, however, that neither such approval shall be required in connection with assignments to (i) other Lenders, (ii) any affiliate of a Lender, or (iii) any Approved Fund (to be defined in the Credit Documentation). The Borrower’s consent to an assignment requiring such consent hereunder shall be deemed provided to the extent the Borrower has not objected to such assignment within five (5) business days after receipt by the Borrower (with a copy to Holdings in accordance with the notice provisions of the Credit Documentation) of a request for such consent (other than any assignment to a Disqualified Lender, with respect to which the Borrower’s consent shall always be required and shall not be deemed given). The parties to the assignment (other than the Borrower) will pay to the Agent an administrative fee of $3,500. The Lenders will also be permitted to sell participations with customary voting rights. Notwithstanding the foregoing, no assignment or participation may be made to any natural person or to any Disqualified Lender (to be defined in the Credit Documentation, subject to the Documentation Principles).

REQUIRED LENDERS:

Lenders holding more than 50% of the Credit Facility; provided that, unless agreed to by each Lender directly affected thereby, no amendment or waiver shall: increase such Lender’s commitment; decrease the principal amount of any loan held by such Lender; reduce the rate of interest (other than default interest) applicable to any loan or the amount of fees; reduce or postpone the scheduled payment of any principal, interest, or fees; release the Borrower or all or substantially all of the Collateral or the Guarantors; modify provisions related to the application of proceeds following an event of default; or change the definition of Required Lenders. The Credit Documentation will contain customary protections for the Agent.

The Credit Documentation shall contain customary provisions permitting the Borrower to replace (i) non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly and adversely affected thereby so long as Lenders holding more than 50% of the aggregate amount of the Credit Facility shall have consented thereto, and (ii) Lenders requesting certain tax indemnities and other compensation.

In addition, the Credit Documentation will contain customary “amend and extend” provisions pursuant to which the Borrower may extend a portion of the Credit Facility with only the consent of the respective extending lenders; it being understood that each Lender shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender; provided that it is understood that no existing Lender will have any obligation to commit to any such extension.

INDEMNIFICATION, FEES & EXPENSES:	The Credit Documentation shall include customary expense reimbursement and indemnification provisions consistent with and substantially similar to the corresponding provisions of the Commitment Letter and subject to the Documentation Principles.

MISCELLANEOUS:	Customary for facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes. In addition, the Credit Documentation shall include trust waiver language that is substantially similar to the corresponding provision of the Commitment Letter. The Borrower and the Agent agree to consult in good faith to determine the value of the Lender Warrants for US federal income tax purposes and agree to take consistent positions on such value as determined by such good faith consultation.

COUNSEL TO AGENT & INITIAL LENDER:	Latham & Watkins LLP.

GOVERNING LAW:	State of New York.

ANNEX I TO SUMMARY TERMS AND CONDITIONS

CONDITIONS TO CLOSING AND FUNDING OF THE CREDIT FACILITY

The funding of the Credit Facility will be subject in all respects to the Funds Certain Provision and subject to satisfaction (or waiver by the Initial Lender) of the following conditions precedent:

1.	Execution and delivery to the Agent of (i) the Credit Documentation by the applicable Credit Parties party thereto, which shall be consistent with the Commitment Letter and subject to the Documentation Principles and (ii) customary legal opinions, customary officer’s closing, incumbency, perfection and solvency certificates and other officer certificates as reasonably requested by the Agent, lien searches, a customary borrowing notice, disbursement letter, the VCOC Letter, payoff letters (if applicable), evidence of the insurance coverage, certified charters, organizational documents and good standing certificates from each Credit Party’s jurisdiction of organization. In addition, and subject in all respects to the Funds Certain Provision, all documents and instruments required to create and perfect the Agent’s security interest in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing.

2.	The Domestication shall have been consummated in accordance with the terms of the Merger Agreement. The Equity Transactions shall be consummated substantially concurrently with the funding of the Credit Facility. Immediately after giving effect to the consummation of the Acquisition Transactions on the Closing Date, the Credit Parties shall have cash on hand of at least $30.0 million (pro forma for any payments required to be made in connection with the consummation of the Acquisition Transactions (assuming all Company Transactions Expenses (as defined in the Merger Agreement) and SPAC Transaction Expenses (as defined in the Merger Agreement) are properly invoiced (whether or not so invoiced)).

3.	The Merger shall be consummated substantially concurrently with the funding of the Credit Facility in accordance in all material respects with the terms of the Merger Agreement. After the date of this Commitment Letter, the Merger Agreement shall not be amended, supplemented or otherwise modified, or any condition set forth therein waived, after the date of the Merger Agreement and on or prior to the Closing Date, in each case, in a manner materially adverse to the Agent and the Lenders without the prior written consent of the Initial Lender (such consent not to be unreasonably withheld, delayed or conditioned); it being understood and agreed that any change to the definition of “Company Material Adverse Effect” shall be deemed to be materially adverse to the interests of the Agent and the Lenders.

4.	The Agent shall have received

(a) audited financial statements of the Acquired Business for fiscal years 2019, 2020 and 2021,

(b) interim quarterly financial statements of the Acquired Business for each fiscal quarter ending March 31, 2021, June 30, 2021, September 30, 2021 and December 31, 2021 and interim monthly financial statements of Acquired Business for each fiscal month ending after January 1, 2022, through and including the most recent fiscal month ended at least 45 days prior to the Closing Date, and

(c)	a pro forma consolidated balance sheet as to Holdings and its subsidiaries giving effect to the Acquisition Transactions as of the last day of the most recent financial statements delivered pursuant to the foregoing clause (b), prepared immediately after giving pro forma effect to the consummation of the Acquisition Transactions as if the Acquisition Transactions had occurred as of such date, which pro forma consolidated balance sheet need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)), it being acknowledged and agreed that the condition described in this clause (c) shall be satisfied by delivery to the Agent of the pro forma financial statements that will be prepared in connection with obtaining regulatory approval for the consummation of the Acquisition Transactions.

As of the date hereof, the Agent acknowledges that it has received the financial statements described in clause (a) and the financial statements described in clause (b) for all periods ending on or prior to September 30, 2021.

5.	There shall not have occurred any “Company Material Adverse Effect” (as defined in the Merger Agreement) after the date of the Merger Agreement the material adverse effects of which are continuing.

6.	All fees required to be paid on the Closing Date pursuant to the Fee Letter and all fees and expenses of the Agent and the Initial Lender (including the fees and expenses of counsel for the Agent and the Initial Lender) that are required to be paid on the Closing Date pursuant to the Commitment Letter or the Fee Letter shall be paid substantially concurrently with the funding of the Credit Facility (which amounts may be offset against the proceeds of the funding of the Credit Facility).

7.	The Refinancing shall be consummated substantially concurrently with the funding of the Credit Facility.

8.	The Credit Parties will have provided at least three (3) business days prior to the Closing Date the documentation and other information to the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, to the extent requested at least ten (10) business days prior to the Closing Date. In addition, the Agent shall have received beneficial ownership certifications with respect to the Credit Parties pursuant to the requirements of 31 C.F.R. § 1010.230 and, in certain “high-risk” circumstances, its internal beneficial ownership compliance procedures.

9.	The Specified Representations shall be true and correct in all material respects and the Specified Acquisition Agreement Representations shall be true and correct in all material respects, in each case, to the extent required by the Funds Certain Provision.

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